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                                                                EXHIBIT 99.1

              [LETTERHEAD OF BANKERS TRUST NEW YORK CORPORATION]


BANKERS TRUST NEW YORK CORPORATION
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NEWS RELEASE

For Release: IMMEDIATE


           MERGER OF BANKERS TRUST AND ALEX. BROWN BECOMES EFFECTIVE

      COMPLETION MARKS FORMATION OF BT ALEX. BROWN AS INTEGRATED PROVIDER

                 OF FULL RANGE OF INVESTMENT BANKING SERVICES


   New York, September 2, 1997 -- The merger of Bankers Trust New York Corporation and Alex. Brown Incorporated became effective at 12:01 a.m. Monday, September 1, Frank Newman, chairman of the board of directors and chief executive officer of Bankers Trust, announced.

   The completion of the merger also marks the formation of BT Alex. Brown Incorporated, the subsidiary through which Bankers Trust will conduct its U.S. investment banking activities. BT Alex. Brown succeeds BT Securities Corporation as the U.S. broker-dealer subsidiary of Bankers Trust New York Corporation and combines the operations of BT Securities with those of Alex. Brown & Sons Incorporated, the U.S. broker-dealer subsidiary of Alex. Brown Incorporated.

   "While this union has been referred to by some as a landmark event, its greatest significance is that it creates the first firm to offer clients the powerful synergies of truly integrated financial capabilities," Mr. Newman said in a statement. "Alex. Brown's skills in equity underwriting, research and distribution, based on its industry-focused approach, combine with the proven high-yield bond and leveraged loan expertise of Bankers Trust. Alex. Brown's merger and acquisition advisory capabilities, which leverage its industry knowledge, complement Bankers Trust's existing strengths in risk management advisory services and BT Wolfensohn's expertise in global M&A.

                                    -more-

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   "The union also creates an exceptional range of services and products for private investors by combining Alex. Brown's highly respected network of registered representatives with Bankers Trust's global network of innovative private bankers in our newly formed Private Client Services Group," Mr. Newman added.

   Bankers Trust New York Corporation is the seventh largest U.S. bank holding company, with assets of $130 billion and offices in more than 50 countries. In addition to providing a full array of investment banking services, Bankers Trust is one of the world's largest investment managers, with more than $270 billion under management, and is a leading provider of securities-processing services, with $2 trillion in global assets under custody.



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For additional information, contact William McBride, Bankers Trust,
(212)250-7961.
This and other press releases are available at http://www.bankerstrust.com/press.